[FORM OF OPINION FROM FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP]

Exhibit 5.1

[—], 2011

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beechwood, Ohio 44122

Re:	Registration Statement on Form S-4 / $500,000,000 Aggregate Principal Amount of 7 5/8% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as special counsel to Aleris International, Inc., a Delaware corporation (the “Company”), and each of the guarantors listed on Schedule A hereto (the “Subsidiary Guarantors”) in connection with the Company’s offer to exchange up to $500,000,000 in aggregate principal amount of its new 7 5/8% Senior Notes due 2018 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 7 5/8% Senior Notes due 2018 that were issued on February 9, 2011 (the “Outstanding Notes” and, together with the Exchange Notes, the “Notes”) pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 30, 2011 (the “Registration Statement”). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to the Indenture dated as of February 9, 2011 (the “Indenture”) among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). Pursuant to the Indenture, the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Outstanding Note Guarantees” and the “Exchange Note Guarantees,” respectively).

All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Company and the Subsidiary Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, the Subsidiary Guarantors and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Indenture;

(b)	the Outstanding Notes and the Outstanding Note Guarantees; and

(c)	the forms of Exchange Notes and the Exchange Note Guarantees.

The documents referred to in items (a) through (c) above are collectively referred to as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, any representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Subsidiary Guarantors and others.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Exchange Notes will be duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, (ii) all of the parties to the Documents (other than the Company and the Subsidiary Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto (other than the Company and the Subsidiary Guarantors), the execution thereof does not violate the charter, the by-laws or any other organizational document of any such parties (other than the Company and the Subsidiary Guarantors organized in Delaware) or the laws of the jurisdiction of incorporation of any such parties other than the Company and the Subsidiary Guarantors organized in Delaware) and each of the Documents constitutes valid and binding obligations of all the parties thereto (other than the Company and the Subsidiary Guarantors), enforceable against such parties in accordance with their respective terms and (iv) all of the parties to the Documents will comply with all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.

The Exchange Notes, when duly executed, issued and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture in exchange for the Outstanding Notes in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Exchange Note Guarantees, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes in the manner contemplated by the Registration Statement, will constitute a valid and binding obligation of each of the Subsidiary Guarantors, enforceable against each of the Subsidiary Guarantors in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

(A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i)	relating to indemnification, contribution or exculpation to the extent limited by applicable principles of public policy;

(ii)	(a) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or any Subsidiary Guarantor under any of such agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the Exchange Note Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Subsidiary Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(iii)

related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

(iv)	specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; and

(v)	which may be considered to be in the nature of a penalty.

(B) Our opinions are subject to the following:

(i)	bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii)	general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

(iii)	the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(C) Provisions in the Exchange Note Guarantees and the Indenture that provide that the Subsidiary Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Subsidiary Guarantors, might not be enforceable under certain circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations. With respect to each Subsidiary Guarantor, we have assumed that consideration that is sufficient to support the agreements of each Subsidiary Guarantor under the Documents has been received by each Subsidiary Guarantor.

The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of

Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

Insofar as the opinions expressed herein involve the laws of the State of Ohio, we have relied with your permission solely on the opinion of Baker & Hostetler LLP, addressed to you of even date herewith and being filed as Exhibit 5.2 to the Registration Statement.

The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the same category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

SCHEDULE A

Subsidiary Guarantors

No.	Subsidiary Guarantor	Jurisdiction
1.	Aleris Rolled Products, Inc.	Delaware
2.	Aleris Rolled Products, LLC	Delaware
3.	Aleris Rolled Products Sales Corporation	Delaware
4.	IMCO Recycling of Ohio, LLC	Delaware
5.	Aleris Recycling, Inc.	Delaware
6.	Aleris Recycling Bens Run, LLC	Delaware
7.	Aleris Specification Alloys, Inc.	Delaware
8.	Aleris Specialty Products, Inc.	Delaware
9.	ETS Schaefer, LLC	Ohio
10.	Aleris Ohio Management, Inc.	Delaware